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                                                                    EXHIBIT 99.1


                             [APACHE LETTERHEAD]


CONTACTS:

(MEDIA):      JOHN KELSO    (713) 296-6155
              TONY LENTINI  (713) 296-6227
(INVESTOR):   ROBERT DYE    (713) 296-6662

                                                           FOR IMMEDIATE RELEASE


                 APACHE OFFERS PROGRAM FOR ODD-LOT SHAREHOLDERS

       Houston (October 25, 1996) -- Apache Corporation (NYSE: APA) today announced a purchase/sale program for odd-lot shareholders. The program will enable Apache shareholders owning fewer than 100 shares of the company's common stock as of October 18, 1996, either to purchase enough additional stock to reach 100 shares or to sell their holdings completely.

       The program is entirely voluntary and will be conducted exclusively through the mail. Participants will pay a processing fee of 75 cents for each share purchased or sold. Shares submitted for sale will first be matched to purchase requests; unmatched shares will be bought by Apache and added to its shares held in treasury. If more shares are purchased by odd-lot shareholders than sold, the unmatched purchases will be covered by shares bought in the open market by Apache's agent.

       Program materials are scheduled to be mailed on October 28. Shareholder Communications Corporation will administer the program, which expires November 22, unless extended by Apache.

       Apache established the program to reduce administrative costs while providing small shareholders with a convenient and inexpensive method of purchasing or selling shares. Shares purchased or sold under the program will be at prevailing market prices. This program does not apply to any shares held in Apache's dividend reinvestment plan.

       Apache Corporation is a large gas and oil independent with operations in North America and abroad. Its shares are traded on the New York and Chicago stock exchanges.

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